Exhibit 99.1
March 16, 2007
Company Press Release
The Cronos Group Reports Fourth Quarter and Full Year Results for 2006
Luxembourg—(Business Wire)—March 16, 2007—The Cronos Group (NASDAQ: CRNS) today reported that the Company’s net income for the year ended December 31, 2006 was $9.2 million, or $1.14 per diluted share, compared with net income of $7.8 million, or $0.98 per diluted share, for 2005. Net income for 2006 included the impact of expense items that, in aggregate, reduced net income by $1.6 million, or $0.20 per diluted share. These items included professional fees relating to certain litigation against the Company and the recently announced proposed transaction for the sale of the Company, as well as charges recorded in connection with the implementation of restructuring plans. Net income for the year ended December 31, 2005, included the effect of non-operational items that reduced net income by $4.9 million, or $0.63 per diluted share.
Total revenues for 2006 were $151.8 million compared with $148.3 million for 2005. Gross lease revenue for 2006 of $141.9 million was 2% higher than for 2005.
Net income for the fourth quarter of 2006 was $1.4 million or $0.17 per diluted share. Non-operational expenses had the impact of reducing net income by $0.6 million, or $0.07 per diluted share. The Company recorded a net loss of $1.5 million, or $0.19 per diluted share, for the fourth quarter of 2005. This included the impact of a $4.6 million, or $0.57 per diluted share, of non-operational charges including a $4.1 million charge relating to the estimated cost of resolving certain litigation against the Company.
Dennis J. Tietz, Chairman and CEO of Cronos, stated, “We are pleased with our performance in 2006. These results reflect the continued strong demand for all product types in 2006, as well as the growth and profitability of the Joint Venture Program. The lease market for new equipment recovered from the slowdown experienced during the summer months, and we saw strong demand for all product types throughout the fourth quarter.
“We added $155.1 million of new container equipment to our fleet during 2006. Our focus on diversified equipment has allowed us to continue the expansion of our product and customer bases. Utilization of the Company’s combined container fleet was 92.1% at the end of 2006, compared with 90.8% at the beginning of the year.”
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 440,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 16, 2007.
This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.
Contact:
Elinor A. Wexler
Vice President-Corporate Communications
(415) 677-8990
ir@cronos.com

The Cronos Group
Consolidated statements of income
For the years ended December 31, 2006, 2005, and 2004
(US dollar amounts in thousands, except per share amounts)

	2006	2005	2004

Gross lease revenue	$141,883	$139,024	$132,096
Equipment trading revenue	4,669	2,210	4,698
Commissions, fees and other operating income:
- Related parties	721	802	953
- Unrelated parties	4,024	4,577	2,641
Gain on settlement of litigation	—	1,333	—
Interest income	545	344	120

Total revenues and other income	151,842	148,290	140,508

Direct operating expenses	16,643	18,091	20,563
Payments to Managed Container Programs:
- Related parties	56,551	40,826	31,638
- Unrelated parties	30,374	36,177	36,323
Equipment trading expenses	4,085	1,978	4,018
Amortization of intangible assets	188	188	188
Depreciation	11,648	15,141	17,993
Selling, general and administrative expenses	20,791	21,909	18,834
Interest expense	7,358	6,186	5,178
Recovery of amount payable to Managed Container Program	—	(703)	—
Recovery of related party loan note	—	—	(1,280)
Provision against legal claims	—	4,100	—

Total expenses	147,638	143,893	133,455

Income before income taxes and equity in earnings of affiliate	4,204	4,397	7,053
Income taxes provision	(954)	(864)	(1,071)
Equity in earnings of unconsolidated affiliate	5,977	4,269	2,883

Net income	9,227	7,802	8,865

Basic net income per common share	$1.22	$1.06	$1.22

Diluted net income per common share	$1.14	$0.98	$1.14

The Cronos Group
Consolidated blance sheets
December 31, 2006, and 2005
(US dollar amounts in thousands, except per share amounts)

	2006	2005

Assets
Cash and cash equivalents	$8,498	$15,829
Restricted cash	250	4,200
Amounts due from lessees, net	30,913	28,540
Amounts receivable from Managed Container Programs	3,033	3,391
New container equipment for resale	35,131	38,142
Net investment in direct financing leases	12,222	12,678
Investment in unconsolidated affiliates	43,710	31,358
Container equipment, net	113,081	121,988
Other equipment, net	632	1,130
Goodwill	11,038	11,038
Other intangible assets, net	157	345
Income taxes	282	—
Other assets	4,252	3,093

Total assets	$263,199	$271,732

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$24,171	$25,462
Amounts payable to container manufacturers	34,809	52,790
Direct operating expense payables and accruals	4,821	5,432
Other amounts payable and accrued expenses	7,381	11,873
Debt and capital lease obligations	95,875	87,780
Income taxes	—	209
Deferred income taxes	3,650	2,965
Deferred income and deferred acquisition fees	7,005	7,684

Total liabilities	177,712	194,195

Shareholders’ equity
Common shares	15,356	15,040
Additional paid-in capital	42,489	43,807
Common shares held in treasury	(297)	(297)
Accumulated other comprehensive income	605	880
Restricted retained earnings	1,832	1,832
Unrestricted retained earnings	25,502	16,275

Total shareholders’ equity	85,487	77,537

Total liabilities and shareholders’ equity	$263,199	$271,732